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KERR LOGO
                                                        1840 Century Park East
                                                         Los Angeles, CA 90067
                                                                (310) 556-2200

                                                         FOR IMMEDIATE RELEASE



                               KERR GROUP, INC.
                        ADOPTS SHAREHOLDER RIGHTS PLAN

          LOS ANGELES, CALIFORNIA (July 25, 1995) -- Kerr Group, Inc. (NYSE:
KGM) announced today that its Board of Directors has adopted a preferred stock purchase Rights Plan by declaring a dividend distribution of one Right to purchase a unit consisting of one one-thousandth of a share of preferred stock (or, in certain circumstances, shares of common stock or other consideration) for each outstanding share or Kerr Group common stock. The Company said the Rights Plan was not adopted in response to any offer to acquire the Company of which either management or the Board is aware.

     Roger W. Norian, Chairman of the Board, Chief Executive Officer and President of Kerr Group, Inc., said: "The Rights Plan is intended to protect the interests of Kerr Group's stockholders in the event the Company is confronted with coercive or unfair takeover tactics, including partial tender offers, squeeze outs, open market accumulations and other abusive tactics to gain control of the Company at an unfair price. The tactics prevented by the Rights Plan are those that are intended to deny Kerr Group stockholders the ability to realize the long-term value of their shares. The Rights Plan is not intended to prevent an acquisition of the Company; rather, it will encourage anyone seeking to acquire the Company to negotiate with the Board so that the best interests of all stockholders can be protected".


































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     The Rights will be distributed on August 4, 1995 to the stockholders of record as of that date and will expire on August 4, 2005. The Rights distribution is not taxable to stockholders. Under the Rights Plan, if a person or group acquires beneficial ownership of 15% or more of the common stock of the Company, the holders of Rights, other than such acquiring person or group, will be entitled to purchase $80 in market value of Kerr Group common stock for $40. With respect to The Gabelli Fund, Inc. and related entities, which currently own in excess of 29% of the common stock of the Company on a fully converted basis, the triggering threshold has been established at 32%.

     A summary of the Rights Plan will be provided to Kerr Group stockholders shortly after the record date.

     Kerr, headquartered in Los Angeles, is a major producer of plastic packaging products and home canning supplies.

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Company Contact:    D. Gordon Strickland
                    Senior Vice President, Finance and
                    Chief Financial Officer
                    (310) 284-2585